Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

Cutera, Inc.

Ron Santilli

Chief Financial Officer

415-657-5500

Investor Relations

John Mills

Integrated Corporate Relations, Inc.

646-277-1254

john.mills@icrinc.com

Cutera® Expands its Stock Repurchase Program to $40 Million

BRISBANE, California, February 18, 2015 ─ Cutera, Inc. (NASDAQ: CUTR), a leading provider of laser and other energy-based aesthetic systems for practitioners worldwide, today announced that its Board of Directors has approved the expansion of its Stock Repurchase Program from $10 million to $40 million, under which the Company is authorized to repurchase shares of its common stock. The Company plans to make the repurchases from time to time through open market transactions at prevailing prices and/ or through privately-negotiated transactions, and/ or through a pre-arranged Rule 10b5-1 trading plan. The Company plans to commence stock repurchases on or after February 23, 2015.

Kevin Connors, Cutera’s President and Chief Executive Officer, commented, “Given the underlying strength of our business and expected improving operating cash flow, we believe the best use of cash is to invest in Cutera stock. In addition, we will continue to use our operating cash flow and strong balance sheet to invest in our business through research and development, expanding our presence in the U.S. and internationally, and driving the adoption of our broadening portfolio of products.”

The timing and actual number of shares purchased will depend on a variety of factors such as price, alternative investment opportunities and other market conditions. The repurchases will be made in compliance with, and at such times as permitted by, federal securities law and may be suspended or discontinued at any time. The repurchase program does not obligate the Company to acquire any particular amount of common stock. The Company expects to fund the repurchase program through cash and investments. As of December 31, 2014, the Company had over $81 million in cash, cash equivalents, and investments. Repurchased shares will be returned to the status of authorized but unissued shares of common stock.

Additionally, it is expected that some Directors and/ or Officers will likely trade some of their stock, due primarily to expiring employee stock options.

About Cutera, Inc.

Brisbane, California-based Cutera is a leading provider of laser and other energy-based aesthetic systems for practitioners worldwide. Since 1998, Cutera has been developing innovative, easy-to-use products that enable physicians and other qualified practitioners to offer safe and effective aesthetic treatments to their patients. For more information, call 1-888-4CUTERA or visit www.cutera.com.

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning plans for stock repurchases, improving operating cash flow, expanding our presence, and broadening our portfolio of products are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks and uncertainties, which may cause Cutera’s actual results to differ materially from the statements contained herein. Further information on potential risk factors that could affect Cutera’s business and its financial results are detailed in its most recent 10-Q as filed with the Securities and Exchange Commission on November 3rd, 2014. Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date they are made. Cutera undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.